Exhibit 99.1

XELR8 ENHANCES BOARD OF DIRECTORS WITH APPOINTMENTS
OF DANIEL RUMSEY AND ANTHONY PETRELLI AS INDEPENDENT MEMBERS

Current Director, John “Jeb” McCandless, named Chairman of the Board

DENVER, Colo. — (PR NEWSWIRE) — August XX, 2007  — XELR8 Holdings, Inc. (AMEX:BZI), a provider of functional foods, beverages and nutritional supplements, is pleased to announce the expansion of its Board of Directors with the appointments of Daniel Rumsey and Anthony Petrelli as new independent members.  In addition, Rumsey will serve on the both the Audit and Compensation committees, and Petrelli will serve on the Compensation Committee.  The XELR8 Board is now comprised of seven directors, of which four are independent.

The Company further announced that John “Jeb” McCandless, a current director, has been named new Chairman of the Board.

John Pougnet, CEO, CFO and an executive member of the Board, stated, “We are very proud to welcome both Dan and Tony to our Board, and expect that their proven leadership and oversight will help to further strengthen and complement our corporate governance practices and Board stewardship.  Moreover, given their respective areas of expertise, we look forward to fully capitalizing on their enhanced objectivity and business perspective on important issues related to refining and managing our Company’s long term growth strategy.”

Continuing, Pougnet added, “We’re also very pleased to confirm that Jeb McCandless has agreed to serve as our new Chairman of the Board.  Having served as a director of XELR8 since February of 2004, Jeb has provided strong board leadership over the years and has provided valuable guidance to our management team.  Particularly in light of his proven industry experience earned while serving as Chief Operating Officer of USANA Health Sciences and Vice President of Schiff Nutrition (formerly Weider Nutrition International), he is an ideal choice to step into this important role.”

Active in advising boards, private equity and hedge funds and banks in connection with public and private financings, restructurings, turnarounds, mergers and acquisitions and crisis management, Rumsey is a highly accomplished business professional with extensive experience in senior management positions, including Chief Executive Officer, Chief Restructuring Officer, Chief Financial Officer and Chief Legal Officer.  Currently, he serves as Chief Restructuring Officer and Chairman of the Board of Wave Wireless Corporation (formerly P-Com, Inc.), a multi-national public telecommunications company; as well as Chairman of the Board of Prescient Applied Intelligence, a leading provider of supply chain and advanced commerce solutions for retailers and suppliers.  He also serves on the Board of Dirt Motorsports, Inc.   After beginning his career as an attorney with a private law firm, he served as a staff attorney at the U.S. Securities & Exchange Commission, working in the Division of Corporation Finance — Office of Chief Counsel.  Prior executive postings have included Assistant General Counsel at Terra Industries; Associate General Counsel and Assistant Secretary of EchoStar Communications Corp.; Acting CFO and General Counsel of JustCare Development, LLC; CEO and President of Aspen Learning Systems; EVP, General Counsel and Secretary of Knowledge Kids Network, Inc.; Interim CFO of Prescient Applied Intelligence; and CEO, CFO, General Counsel and Secretary of Wave Wireless.  Rumsey is a graduate of the University of Denver and the University of Denver College of Law.

For more than 30 years, Petrelli has been engaged in the areas of corporate finance, investment banking underwriting, sales management and securities trading.  He currently serves as Senior Vice President and a member of the Board of Directors at Neidiger, Tucker, Bruner, Inc., and as its Managing Director of Corporate Finance/Investment Banking oversees public and private offerings for micro-, small- and mid-cap market companies.  He began his career in 1972 and became an officer and member of the Corporate Finance Department at Bosworth Sullivan & Company, Inc.  Since that time, he has managed the Corporate Finance departments for Hanifen, Imhoff, Inc., and his current position at Neidiger Tucker Bruner.  In addition, he has served on the National Association of Securities Dealers, Inc. (NASD) Statutory Disqualification Committee;  been a member and Vice Chairman of the NASD National Adjudicatory Council; member and Chairman of the NASD District Business Surveillance Committee; a member of the Task Force on Future of Shared State and Federal Securities Regulation for

the North American Securities Administrators Association, Inc.; and is a current board member and past Chairman of the Regional Investment Banking Association; among others.

About XELR8 Holdings, Inc.
XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company’s Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different superfruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamin and minerals you need in a single, convenient, one-ounce shot.

XELR8’s commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO/CFO	Dodi Handy, President and CEO
	(303) 316-8577	(407) 585-1080
	CEO@xelr8.com	bzi@efcg.net